Exhibit 99

For Immediate Release

FOR: QUIXOTE CORPORATION
CONTACT:	Daniel P. Gorey Chief Financial Officer Joan R. Riley Director of Investor Relations (312) 467-6755	Investor Relations: Christine Mohrmann/Eric Boyriven FD (212) 850-5600

QUIXOTE CORPORATION REPORTS FISCAL 2008 FIRST QUARTER RESULTS

•                  EPS of $0.05 for the first quarter vs. a loss of $0.66 in the prior year first quarter

•                  Operating income improves to $1.9 million vs. a loss of $8.4 million

•                  International sales increase 33%

CHICAGO, IL, November 1, 2007 — Quixote Corporation (Nasdaq: QUIX) today reported results for its fiscal 2008 first quarter ended September 30, 2007.

For the first quarter of fiscal 2008, net sales were $32,019,000 compared to net sales of $34,161,000 in the first quarter of fiscal 2007.  The expected decline in sales for the quarter was primarily due to the Company’s previously announced restructuring initiatives completed last fiscal year as well as lower sales in the Inform segment.  Operating profit for the first quarter of fiscal 2008 was $1,851,000, or 6% of net sales, compared to an operating loss of $8,425,000 in the first quarter of fiscal 2007.  Net earnings for the first quarter of fiscal 2008 were $470,000, or $0.05 per diluted share, compared to a net loss of $5,895,000, or $0.66 per diluted share, in the first quarter of fiscal 2007.

There were no special items recorded in the first quarter of fiscal 2008.  The Company’s results for the fiscal 2007 first quarter ended September 30, 2006, included a gain on the sale of assets of $497,000 as well as special charges totaling $9,215,000 related to the Company’s restructuring initiatives within its Intersection Control business.  The special charges consisted of restructuring charges of $5,595,000 and inventory write-offs of $3,620,000 related to the discontinuation of certain product lines.  Excluding the above-mentioned items, operating profit in the fiscal 2007 first quarter was $293,000, or 1% of net sales.   Please refer to the attached tables for a reconciliation of operating profit on a GAAP to non-GAAP basis.

Leslie J. Jezuit, Chairman and Chief Executive Officer, commented, “We saw overall improved profitability for the first quarter compared with the same quarter last year, as a result of our restructuring initiatives.  Sales in our Protect and Direct segment increased 6%, driven by an impressive 52% increase in international sales in the segment due to robust demand in the Asia-Pacific region.  Sales in our Inform segment were lower than our expectations, decreasing 22% compared to the strong results we reported during the first quarter of last year, because of temporary delays in the release of orders from customers.  We expect to receive releases for most of these delayed orders in our second quarter. Our backlog in this segment remains strong as we booked approximately $6 million in new orders during the quarter.  Within our Intersection Control segment, sales for the first quarter of 2008 declined as expected due to the discontinuation of product lines related to our restructuring initiatives last year.  Profitability in the segment has improved as a result of these restructuring initiatives.”

Mr. Jezuit continued, “International sales increased 33% during the quarter and were particularly strong in the Asia-Pacific region.  Our recently formed company in China, Quixote (Beijing) Co., Ltd., has been accepting orders and increasing its backlog.  Given the traction we are seeing to date in this market, there is potential for Quixote Beijing to be profitable in our second quarter.  We are pleased with the progress we are making in Beijing and continue to see growth opportunities internationally.”

Mr. Jezuit concluded, “Looking forward, we believe we are well-positioned for improved growth and profitability.  We are optimistic about our performance and expect continued improvement in our results throughout fiscal 2008.  Our backlog remains strong across all our segments, including our business in the international marketplace.  For the second quarter, we expect increased sales in China, continued improvement in our Intersection Control segment and improved performance in our Inform segment as we begin to convert delayed order releases to shipments.  Based on these factors, we expect to see modest growth in sales and net earnings for the second quarter of fiscal 2008, our seasonally slowest quarter, compared with the first quarter of 2008.”

Quixote Corporation will be hosting a telephone conference call at 10 a.m., Eastern Time, today, November 1, 2007, to further discuss its quarterly results and corporate developments.  This conference call will be broadcast simultaneously over the Internet at www.quixotecorp.com and may be accessed and listened to by clicking the icon on the Company’s homepage.

Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiaries, Quixote Transportation Safety, Inc., Quixote Traffic Corporation and Quixote Transportation Technologies, Inc., is the world’s leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, weather forecasting stations, computerized highway advisory radio transmitting systems, intelligent intersection control systems, flexible post delineators and other transportation safety products.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company’s Form 10-K for its fiscal year ended June 30, 2007, under the caption “Forward-Looking Statements” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, which discussion is incorporated herein by this reference. Other factors may be described from time to time in the Company’s public filings with the Securities and Exchange Commission, news releases and other communications.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(4 Tables to Follow)

Quixote Corporation
Earnings Summary

(Unaudited)

	Three Months	Three Months
	Ended	Ended
	September 30,	September 30,
	2007	2006

Net sales	$32,019,000	$34,161,000
Cost of sales	21,999,000	26,132,000

Gross profit	10,020,000	8,029,000

Operating expenses:
Selling & administrative	6,923,000	9,990,000
Research & development	1,246,000	1,366,000
Gain on sale of assets		(497,000)
Restructuring costs		5,595,000
	8,169,000	16,454,000

Operating profit (loss)	1,851,000	(8,425,000)

Other income (expense)
Interest income	2,000	15,000
Interest expense	(1,095,000)	(1,098,000)
	(1,093,000)	(1,083,000)

Earnings (loss) before income taxes	758,000	(9,508,000)
Income tax provision (benefit)	288,000	(3,613,000)

Net earnings (loss)	$470,000	$(5,895,000)

Per share data - basic:
Net earnings (loss)	$0.05	$(0.66)
Average common shares outstanding	9,057,365	8,902,310

Per share data - diluted:
Net earnings (loss)	$0.05	$(0.66)
Average common shares outstanding	9,127,167	8,902,310

Quixote Corporation
Balance Sheet

(Unaudited)

	As of September 30,	As of June 30,
	2007	2007
Assets
Current assets
Cash and cash equivalents	$540,000	$674,000
Accounts receivable, net	26,780,000	31,415,000
Inventories, net	28,927,000	25,591,000
Other current assets	6,651,000	6,569,000
	62,898,000	64,249,000

Property, plant and equipment, net	18,134,000	17,660,000
Intangible assets and other, net	37,023,000	37,465,000
	$118,055,000	$119,374,000

Liabilities and Shareholders’ Equity
Current liabilities	$18,998,000	$26,121,000
Long-term debt, net	52,000,000	47,000,000
Other long-term liabilities	1,034,000	1,045,000
Shareholders’ equity	46,023,000	45,208,000
	$118,055,000	$119,374,000

Quixote Corporation
Other Information

(Unaudited)

	Three Months Ended September 30,
	2007	2006

Depreciation and amortization expense	$1,212,000	$1,451,000
Capital expenditures	$1,284,000	$808,000

Quixote Corporation

Reconciliation of GAAP to Non-GAAP Measurements

(Unaudited)

		Three Months Ended
		September 30,
		2007	2006

Operating profit (loss)		$1,851,000	$(8,425,000)
Subtract:	Gain on sale of assets		(497,000)
Add:	Restructuring costs		5,595,000
	Inventory write-offs in Cost of Sales		3,620,000
Operating profit excluding gains, restructuring
	costs and inventory write-offs (a)	$1,851,000	$293,000

(a)  The Company believes that the gain on sale of assets, restructuring costs and inventory write-offs related to the restructuring plan included in Cost of Sales affect the comparability of the results of operations of the 2008 first quarter to the results of operations for the 2007 first quarter.  The Company also believes that disclosing operating income excluding those items will allow investors to more easily compare the 2008 first quarter to the 2007 first quarter results.

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